Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Thorne HealthTech, Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 19, 2021, except for the disclosure regarding disaggregated revenues by sales channel within Note 2, as to which the date is June 4, 2021, relating to the consolidated financial statements of Thorne HealthTech, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina

August 16, 2021